AMENDED AND RESTATED SERVICE AGREEMENT
This Amended and Restated Service Agreement (the “Agreement”) is made as of the 10th day of September, 2019, between Global Water Management, LLC, a Delaware limited liability company (“FATHOM”), and GLOBAL WATER, LLC, a Delaware limited liability company (“GW, LLC”), CP WATER COMPANY, LLC, an Arizona limited liability company; GLOBAL WATER – SANTA CRUZ WATER COMPANY, LLC, an Arizona limited liability company; GLOBAL WATER – PALO VERDE UTILITIES COMPANY, LLC, an Arizona limited liability company; WATER UTILITY OF NORTHERN SCOTTSDALE, LLC, an Arizona limited liability company; WATER UTILITY OF GREATER TONOPAH, LLC, an Arizona limited liability company; VALENCIA WATER COMPANY, LLC, an Arizona limited liability company; WILLOW VALLEY WATER CO., LLC, an Arizona limited liability company; GLOBAL WATER - RED ROCK UTILITIES, LLC, an Arizona limited liability company; and EAGLETAIL WATER COMPANY, L.C., an Arizona limited liability company (collectively the “Customer”) and together with FATHOM and GW, LLC, the “Parties.”

RECITALS

A.GW, LLC is the holding company of private regulated utility companies party to this Agreement as identified in Exhibit E – GW, LLC Active Regulated Utilities.
B.Global Water Resources, Inc. (“GWRI”) is the parent of GW, LLC, including the private regulated utility companies.
C.GW, LLC sold the water utility operated under VALENCIA WATER COMPANY, LLC on July 14, 2015 and FATHOM no longer provides services to said water utility.
D.GW, LLC sold the water utility operated under WILLOW VALLEY WATER CO., LLC on Marcy 23, 2015 and FATHOM no longer provides services to said water utility.
E. CP WATER COMPANY, LLC transferred its assets and service area to GLOBAL WATER – SANTA CRUZ WATER COMPANY, LLC pursuant to the Arizona Corporation Commission Decision No. 73146 on May 1, 2012.
F.GW, LLC acquired a water utility serving the Red Rock area on October 16, 2018, operating under GLOBAL WATER - RED ROCK UTILITIES, LLC, an Arizona limited liability company, which is wholly owned and operated by GW, LLC, and FATHOM began providing services to said water utility in October 2018 per the request of GW, LLC.
G.GW, LLC acquired a water utility serving the Eagletail development on March 15, 2017, operating under EAGLETAIL WATER COMPANY, L.C., an Arizona limited liability company, which is wholly owned and operated by Global Water, LLC, and FATHOM began providing services to said water utility in July 2017 per the request of GW, LLC.
H.The Parties anticipate the potential sale or acquisition of water utility company(s) in the future by GW, LLC.

I.    FATHOM has developed and owns and operates the Platform (as defined in Section 1.1 below).
J.    FATHOM desires that public and private utilities access the Platform (as defined below) as a fee-based service through its cloud computing environment over the internet. FATHOM also desires that public and private utilities procure meters and meter reading infrastructure (AMI) and other services as required to ensure deployment and operability of the Platform.
K.    FATHOM and Customer entered into that certain SERVICE AGREEMENT, dated June 5, 2013 which was amended on November 17, 2016, for FATHOM to provide Customer services, including but not limited to utility billing and asset management services, and both FATHOM and GW, LLC wish FATHOM to continue providing said services.
L.    FATHOM, GW, LLC and the other entities referenced above wish to amend and restate that certain SERVICE AGREEMENT as of the Effective Date of this Agreement with no penalties to either party.
M.    Customer anticipates that in certain circumstances it may not be beneficial to add an acquired utility to FATHOM’s Platform.
N.    FATHOM and Customer desire to make the process of amending the Agreement more efficient to bind private regulated utility companies to this Agreement.
O.    FATHOM has made changes to FATHOM’s Platform and both FATHOM and Customer wish to reflect those modifications in the Agreement.
P.    Parties agree that FATHOM has completed the Capital Improvement Project activities described in the FIRST AMENDMENT and Customer still owes FATHOM $333,219.90 for the performance of that work. In addition, Parties agree that, as of July 1, 2019, Customer still owes FATHOM $24,196.53 for recurring services performed.
Q.    Customer desires to continue to utilize and gain the benefits of FATHOM’s Platform.
R.    Customer desires to obtain a right to access the Platform for its utility services from FATHOM on the use of the Platform. FATHOM is willing to continue to grant Customer access to and offer support for the Platform, subject to the terms of this Agreement.
S.    The Parties agree that this Agreement shall continue to be, for the purposes of the Securities Purchase Agreement, the Fathom Services Contract as defined in that agreement.
T.    The Parties acknowledge that part of the benefit of the FATHOM brand is that FATHOM was created by a utility affiliate, and therefore the FATHOM™ Utility-to-Utility (U2U™) Solutions branding is important and will continue to be used by FATHOM. The Parties acknowledge that the relationship between the Parties is important and long term in nature and each Party will make a good faith effort to support the other to the extent reasonably possible and commercially appropriate.
AGREEMENT

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.    DEFINITIONS.
1.1.    As used in this Agreement, the following terms shall have the meanings set forth below:
(A)    Access means Customer’s access to and use of the Platform in accordance with this Agreement and Exhibits A, B, D and F.
(B)    Confidential Information means that information of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) under this Agreement in written form and marked “Confidential,” “Proprietary,” or similar designation and all other information (including if orally disclosed) that the Receiving Party should reasonably discern, by an objective examination of the disclosure and the surrounding facts and circumstances, to be confidential in nature. Confidential Information includes, but is not limited to, Confidential Customer Data, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, and business information.
(C)    Customer has the meaning set forth in the Preamble of this Agreement.
(D)    Confidential Customer Data includes name, address, personal identification numbers (e.g., social security number, driver’s license, etc.) billing information, payment history, account history, account number, meter reds, time of use information, survey results, and any other information specific to a customer of one or more Customer Utilities. Confidential Customer Information does not include publicly available information or information that can be derived from publicly available information. Nor does Confidential Customer Information include consolidated or aggregate usage information as long as such aggregated information cannot be directly associated with or attributable to specific customers.
(E)    Documentation means any instruction, comment, or information whether in printed or electronic form.
(F)    Effective Date means date first written above.
(G)    FATHOM Data means all data, other than Confidential Customer Data, generated by the Platform, including without limitation, service and usage data, and aggregated, anonymized summaries of Confidential Customer Data.
(H)    FATHOM Documentation means the Documentation related to the Platform including, but not limited to any technical or user documentation relating to the installation, use, or maintenance of the Platform, including reference, user, installation, systems administrator, technical manuals, guides, and “readme” files, whether in hard copy or in on-line format, as may be supplied from time to time by FATHOM to Customer. FATHOM Documentation includes any updates, upgrades, or new versions of the foregoing released by FATHOM, in its sole discretion during the term of this Agreement.

(I)    Platform means FATHOM’s proprietary software configurations, integration, interfaces and analytics known as FATHOM alongside third-party software to operate, query, and provide solutions for utility managers, operators, and customers.
(J)    Securities Purchase Agreement means the Securities Purchase Agreement dated as of June 5, 2013 by and among FATHOM Water Management Holdings, LLP, a Delaware limited liability partnership, FATHOM Water Management, Inc., a Delaware corporation, FATHOM and GWRI.
(K)    Support Services means the support services provided by FATHOM with respect to the Access, as set forth in Exhibit B, Support Services.
(L)    Scope of Service means the document explaining the services to be provided as set forth in Exhibit D, Scope of Services. This document is managed and may be altered with the written consent of the project managers for the Parties.
2.    ACCESS.

2.1.
Subject to the terms and conditions of this Agreement, FATHOM grants Customer a limited, nonexclusive, nontransferable, and revocable right to use and access FATHOM’s Platform only for those services specifically identified and selected in accordance with Exhibit D. Customer acknowledges that Access will be granted to its employees for the purpose of managing the water and wastewater infrastructure associated with Customer and operated via one or more internet connections. FATHOM shall provide GW, LLC the Support Services and the Scope of Services.

2.2.
The Access granted by this Agreement is for the period ending on December 31, 2026 (“Initial Period”) and shall thereafter automatically renew for an additional ten-year period, unless written notice to not renew is provided not later than one hundred and eighty (180) days prior to the expiration of the Initial Period, after which this Agreement shall expire at the end of the Initial Period. The parties acknowledge that non-renewal of this Agreement after completion of the Initial Period may be for or without default/cause.

2.3.
Customer is allowed Access solely for Customer’s own internal operations, and cannot sublicense, rent, or permit anyone other than Customer’s own authorized employees and agents that have received proper training by FATHOM personnel, to use or have access to the Platform under any circumstances not authorized by this Agreement.

2.4.	Unless otherwise expressly authorized in this Agreement, Customer shall not:
(A)    Distribute, disclose, or transfer to any third party, except for Customer’s employees and agents, any portion of the Platform or use or demonstrate the Platform in any service bureau arrangement, facility management, or third-party training;
(B)    Use the Platform for any purpose or application other than as permitted under this Agreement; or

(C)    Attempt to derive or permit or help others to derive the source code relating to the software or attempt to otherwise convert or alter the software into human readable code or remove or obscure any product identification, copyright or other notices from any Documentation.

2.5.
FATHOM has the right, upon reasonable advance notice and during regular business hours, to inspect Customer’s books, records, computers, and facilities with respect to the use of the Platform to verify that:

(A)    such use is within the scope of this Agreement;
(B)    there are appropriate security procedures to protect any Confidential Information;
(C)    Customer is in compliance with Section 2.4;
(D)    Customer is in compliance with its other obligations under Section 2 of this Agreement.

2.6.
Subject to this Section 2.6, GW, LLC shall cause any private regulated utility company that becomes a direct or indirect subsidiary of GW, LLC and has customers (a “New Utility Company”) to be a party to this Agreement through the procedures set forth in Section 2.6(A), except as provided under Section 2.6(B). Notwithstanding anything to the contrary, all utility acquisitions and other additions by a direct or indirect subsidiary of GW, LLC shall be reported to FATHOM in a timely manner, regardless of GW, LLC’s desire to add such utility to the Platform.

(A)    GW, LLC will provide to FATHOM written notice of its intent to acquire or otherwise add a New Utility Company. Subject to Section 2.6(B) below, GW, LLC shall require the New Utility Company to execute a joinder in the form attached to this Agreement as Exhibit H – Service Agreement Joinder upon the New Utility Company’s acquisition and GW, LLC shall deliver a copy of the executed joinder to FATHOM. Upon FATHOM’s receipt of a copy of the executed joinder: (a) FATHOM and GW, LLC will be deemed to have amended Exhibit E – GW, LLC Active Regulated Utilities by adding the New Utility Company to the aforementioned Exhibit; (b) the New Utility Company will become a party to this Agreement and will be a “Customer” for the purposes of this Agreement; and (c) any and all references in this Agreement to “Customer” shall be deemed to include, and shall be applicable to, the New Utility Company.
(B)    Either party may request to exclude a specific New Utility Company from the Platform in whole or in part and this Agreement on a case by case basis provided that GW, LLC does not attempt to replicate the Platform in whole or in part for that or any other private regulated utility that is a direct or indirect subsidiary of GW, LLC. If the exemption is at FATHOM’s request, GW, LLC may replicate the Platform or any element of the Platform excluded per FATHOM’s request. Such a request may be made by providing the other Party with written notice of such request along with a justification for the request for the other Party’s review and approval. Under such a review, the fee structure of this Agreement may be negotiated in good faith. For a New Utility Company that will be utilizing only a portion of the Platform, upon FATHOM’s approval, GW, LLC shall require the New Utility Company to execute a joinder in the form attached to this Agreement as Exhibit H – Service Agreement Joinder upon the New Utility Company’s acquisition and GW, LLC shall deliver a copy of the executed joinder to FATHOM. For the avoidance of doubt, it is expected that all New Utilities will be added to the Platform and become a party to this Agreement, and that this Section 2.6(B) shall apply only for those particular New Utilities with extenuating circumstances.
(C)    For any New Utility Company that becomes a party to this Agreement on or prior to December 31, 2020, FATHOM agrees that it will not charge any implementation or similar fee in connection with the addition of the New Utility Company’s customers other than the then applicable monthly fee. For avoidance of doubt, the fees to be waived do not include metering/meter reading equipment and installation of said equipment.
3.    FEES; PAYMENT TERMS; SECURITY INTEREST; TAXES.

3.1.	GW, LLC shall pay to FATHOM the fees set forth in Exhibit A, subject to the provisions of Exhibit G. FATHOM will deliver monthly invoices for the fees.

3.2.
All payments are due as provided for in Section 3.1 fifteen (15) days from the invoice date. Any unpaid invoices or amounts not paid in accordance with Section 3.1, and remain unpaid for a period of ten (10) days from the due date of the invoice will be subject to interest and late fees in accordance with Exhibit A. GW, LLC’s failure to pay any fees within five (5) days following written notice from FATHOM may, at FATHOM’s sole discretion, result in FATHOM exercising any of its rights and remedies at law and in equity, including but not limited to terminating Customer’s Access and/or disconnecting Customer from FATHOM’s servers and other connection providers without notice to Customer. Customer agrees to pay FATHOM the costs associated with the disconnection of services under this Section 3.2.

3.3.	FATHOM’s fees for any services provided to Customer under this Agreement will be adjusted annually as provided for in Exhibit A.

3.4.
The fees listed in this Agreement do not include taxes. If FATHOM is required to pay sales, use, property, value-added, withholding, or other taxes based on the goods and services provided to Customer under this Agreement, then and unless Customer provides FATHOM with a valid tax exemption certificate, such taxes will be billed to and paid by Customer.

3.5.
FATHOM will maintain an automated lock-box for receipt of all utility bill payments made through the FATHOM™ Platform associated with the scope of this Agreement. At the close of business of each day, FATHOM will tabulate the total utility bill payments generated during that day of (A) the bills, (B) the “Past Due Notice” mailings, and (C) the “Final Invoice transmittals (collectively, “Customer Collections”). The parties expressly agree that a Customer Collection may include water, wastewater and/or reclaimed water charges but shall still constitute one single Customer Collection. Customer Collections may be made via transitional mail or electronically based on the customer’s preference. Each day FATHOM shall issue payment to Customer equal to the cash collected by FATHOM in connection with the total utility bill payments generated during the prior day of the Customer Collections. No other payments due from Customer to FATHOM shall be deducted from this payment of fees for utility bills. Any payments due from Customer to FATHOM pursuant to this Agreement shall be invoiced and paid directly by Customer.

3.6.
If a Royalty Payment (as defined in the Securities Purchase Agreement) is owed to GWRI pursuant to the terms of the Securities Purchase Agreement, then by mutual written consent in each instance (A) GW, LLC may elect to deduct all or any portion of such Royalty Payment from any amounts due and owing from GW, LLC to FATHOM pursuant to Section 3.1 of this Agreement or (B) FATHOM may elect to reduce all or any portion of such Royalty Payment by any amounts due and owing from GW, LLC to FATHOM pursuant to Section 3.1 of this Agreement. The Parties acknowledge that the Royalty Payment may exceed the fees owed to FATHOM pursuant to Section 3.1 of this Agreement and the Royalty Payment shall not be limited in any way by the payments due and owing under Section 3.1 of this Agreement. No change of business method, or action taken by either Party provides a basis for reducing or terminating the royalty payment owed, and to be owed, to GWRI pursuant to the Securities Purchase Agreement. Notwithstanding the foregoing, FATHOM will continue to make the Royalty Payment per the terms outlined in the Securities Purchase Agreement provided that this Agreement (including any mutually agreed upon amendments) is active, GW, LLC is still utilizing the Platform and that all undisputed fees owed to FATHOM are paid in full.

4.    CUSTOMER’S OBLIGATIONS.

4.1.
Customer must, as reasonably requested by FATHOM, provide FATHOM with detailed information about Customer’s account information, billing rates, work flow, billing and collecting procedures, transaction volumes, and current and historical account data to assist FATHOM in establishing the Platform for Customer’s use; provided that the information is not otherwise subject to disclosure restrictions under federal, state, or local law. Any information provided under this Section 4.1 shall be considered Confidential Information.

4.2.
Customer must designate a project manager or an information technology team to coordinate and work with FATHOM in the support of the Platform. The identity and contact information of the Customer project manager and information technology team must be provided in Exhibit C, which may be updated from time to time.

5.    FATHOM’S OBLIGATIONS.

5.1.
FATHOM agrees, at no additional cost to Customer, that FATHOM personnel performing services in connection with this Agreement will have the technical experience, proper training, and qualification to fulfill FATHOM’s obligations under the Agreement.

5.2.
FATHOM will be solely responsible for obtaining and maintaining appropriate insurance coverage for the activities conducted by FATHOM personnel under this Agreement, including but not limited to, workers compensation with statutory limits and comprehensive general liability insurance with limits of not less than $1,000,000 for injury to or death of one or more persons in any one occurrence and for damage or destruction to property in any one occurrence, and professional liability insurance with limits of not less than $500,000 per occurrence and $1,000,000 in the aggregate. The insurance must name Customer as an additional insured and certify that no alteration, modification, or termination of such coverage will be effective without at least thirty (30) days’ advance written notice to Customer.

5.3.
Upon request, FATHOM will deliver to GW, LLC a current System and Organizations Controls (SOC 1) Type II report and a bridge letter to cover the yearend reporting period of GW, LLC. Payment processors utilized by FATHOM undergo annual PCI compliance audits and the results of those audits can be made available to GW, LLC upon request.

5.4.
FATHOM will consider and treat data relating to Customer (and its customers) that is provided or otherwise made available to FATHOM through FATHOM’s performance of services or otherwise through Customer’s (and its customers’) use of the Platform as Confidential Customer Data. Notwithstanding anything to the contrary in this Agreement, FATHOM may use Confidential Customer Data for the purposes of: (i) providing the FATHOM Platform and the Services to Customer and its customers; (ii) for FATHOM’s internal research and development purposes; (iii) enforcing its rights under this Agreement; and (iv) on an aggregated and anonymized basis, create FATHOM Data. FATHOM reserves all rights to FATHOM Data.

5.5.
FATHOM must designate an information technology team to coordinate and work with Customer in the support of the Platform. The identity and contact information of the FATHOM project manager or information technology team must be provided in Exhibit C.

6.    INTENTIONALLY OMITTED.
7.    PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS.

7.1.
Customer acknowledges that the Platform and FATHOM Documentation is considered by FATHOM to be valuable trade secrets of FATHOM or third-party providers. FATHOM or its third-party providers are the sole and exclusive owner of the Platform and FATHOM Documentation, as well as any related trademarks and domain names. The Access granted by this Agreement does not give Customer any ownership interest in the Platform or FATHOM Documentation, but only the limited right to access and use the Platform and FATHOM Documentation under the terms of this Agreement.

7.2.	Customer agrees that it will not remove, alter, or otherwise obscure any proprietary rights notices appearing in the Platform or FATHOM Documentation delivered to Customer under this Agreement.

7.3.
The Platform or FATHOM Documentation may include certain custom modifications made by FATHOM in order to meet the Customer’s expectation. FATHOM will retain title to any custom modifications, and may, at is sole discretion and at any time, make changes, upgrades, updates, enhancements, or other modifications to the Platform or FATHOM Documentation.

7.4.
FATHOM acknowledges and agrees that Customer’s data and information provided by Customer or its customers or otherwise resulting from the use of the Platform shall be the property of and owned by Customer. Not more than once annually at the Customer’s cost, the Customer may request a complete back-up of all Platform data including but not limited to the following:

(A)
AMI/AMR (Automated Metering Infrastructure/Automated Meter Reading (collectively referred to as “AMI”) data, including consumption, diagnostic, and status data from water meter devices, as well as data transmitted to a central database for billing, troubleshooting, and analyzing (“Meter Data”);

(B)
Customer Information Systems data, including name, address, personal identification numbers, billing information, deposit and payment history, account history, account number, meter reads, time of use information, survey results, and any other information specific to a customer or account (“CIS Data”). CIS Data will be subject to terms of Exhibit D P1);

(C)
CMMS (Computerized Maintenance Management System) data related to work orders and work order data, including historical work orders generated, work order details, work order resolution notes, labor hours, project number, expense type, date work order completed, recurring work order data, all meter work order data, asset information attached to work orders such as pictures or operating and maintenance manuals, all inspection data and any other data entered into the CMMS system (“CMMS Data”);

(D)	Customer Portal metering and analytics data, including customer log-in data, customer preference selections, and any other data stored as part of the Customer Portal (“Customer Portal Data”);

(E)
GIS data, including location of all water, wastewater, reclaimed water infrastructure of all infrastructure, real property and easements, as-built drawings, and property subject to a utility agreement (“GIS Data”); and

(F)
Warranty Management data, wherever stored, to include meter install date, meter size, meter manufacturer, meter serial number, meter type, MTU install date, and warranty expiration date for each warranty component on the meter (“Warranty Management Data”).

8.    CONFIDENTIALITY

8.1.	The Platform (including all source code) and FATHOM Documentation must be considered Confidential Information of FATHOM’s for purposes of this Agreement,

regardless of whether or not it is so marked. Except as permitted in this Agreement, Customer must not use, make, have made, distribute, or disclose any copies of the Platform or FATHOM Documentation, in whole or in part, or the information contained therein without the prior written authorization of FATHOM.

8.2.	Upon the termination or expiration of this Agreement, Customer will comply with the provisions of Section 15.

8.3.
Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party must, at all times, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party must not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party must take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party must not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to the Confidential Information in order to effect the intent of this Agreement. Those officers, employees, contractors, or consultants of the Receiving Party needing access to the Confidential Information to effect the intent of this Agreement will be bound by the same obligations as the Receiving Party. The Receiving Party must immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

8.4.	The obligations set forth in Section 8 do not apply to the extent that Confidential Information includes information which is:

(A)	now or afterwards, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain;

(B)
was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party;

(C)	furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure;

(D)	furnished to others by the Disclosing Party without restriction on disclosure;

(E)	independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(F)	required to be disclosed by Customer or FATHOM in accordance with an applicable federal, state, or local public disclosure law.

8.5.
Nothing in this Agreement prevents the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental, investigative, or judicial agency in accordance with proceedings over which the agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party must:

(A)	assert the confidential nature of the Confidential Information to the agency;

(B)	immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and

(C)	cooperate fully with the Disclosing Party in protecting against any such disclosure.
Subsection (C) shall not require the Receiving Party to legally defend or be a party to any lawsuit or other legal action regarding disclosure of Confidential Information, the Parties expressly acknowledging that legal defense of any Confidential Information shall remain the duty of the Disclosing Party.

8.6.
Each party agrees to provide the other with Information where required to comply with any court order, subpoena, civil investigatory demand, or the order or discovery request of any governmental or investigative agency with jurisdiction, provided that any such information shall be Confidential Information under this agreement.

8.7.
Upon signing this agreement GW, LLC and its affiliates acknowledge and agree that they will have no rights to the intellectual property in connection with FATHOM and/or the Platform except as described in Section 7 of this Agreement and will be bound by the terms of Confidentiality as defined in this Section 8. In addition, to the extent of a direct conflict between this Agreement and the Securities Purchase Agreement, the Securities Purchase Agreement will govern.

8.8.
FATHOM acknowledges that this Agreement will be filed as an exhibit to GWRI’s reports with the Securities and Exchange Commission. In addition, notwithstanding any other provision of the Agreement or any other agreement by or between the parties, GWRI and the Customer may disclose this Agreement and any future amendments to the Agreement to the extent such disclosure is required by applicable law.

9.    WARRANTY

9.1.
FATHOM warrants that the access to the Platform will function for its intended use only for those services provided in accordance with Exhibit D. In the event the Platform fails to function for its intended use, in whole or in part, and FATHOM is unable to cure the failure within the time frames set forth Section 13 of this Agreement, Customer may terminate this Agreement for default pursuant to Section 15 of this Agreement. Customer acknowledges the Platform functions for its intended use.

9.2.	Except as provided for in Section 9.1, neither FATHOM nor its third-party providers make any warranties, terms, or conditions, either express, implied or statutory, as to the Platform or the FATHOM Documentation or as to any other matter whatsoever with respect to the subject matter of this Agreement, and the Platform or the FATHOM Documentation and all other items furnished or made available under this Agreement are provided “as is”. In addition, and except as provided for in Section 9.1, FATHOM disclaims and excludes any and all warranties, whether statutory, express or implied, including without limitation the implied warranties of merchantability, fitness for a particular purpose, non-infringement, course of dealing, and course of performance.

10.	PATENT AND COPYRIGHT INDEMNITY; CONFIDENTIAL INFORMATION INDEMNITY.

10.1.
FATHOM must indemnify, defend and hold harmless Customer and its officers, directors, employees, agents, and representatives from and against those damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorney’s fees and court costs incurred by Customer arising from:

(A)
any claim that Customer’s use of the Platform or FATHOM Documentation, or any of its components, infringes any patent, copyright, trade secret, trademark, or any other proprietary rights of any kind, but in each case only to the extent exclusively arising from changes to the Platform or FATHOM Documentation after June 5, 2013; or

(B)	any intentional misappropriation, misuse, or disclosure of any of Customer’s Confidential Information by FATHOM or any of its employees, contractors, or agents.

10.2.
Customer must indemnify, defend and hold harmless FATHOM and its officers, directors, employees, agents, and representatives from and against those damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorney’s fees and court costs incurred by FATHOM arising from any intentional misappropriation, misuse, or disclosure of any of FATHOM’s Confidential Information by Customer or any of its employees, contractors, or agents.

10.3.
Each party must promptly notify the other in writing of any claim arising under Section 10. Under no circumstances will either party be liable for any consequential, special, or punitive damages for any reason arising under this Section 10.

11.    INDEMNIFICATION

11.1.
FATHOM must indemnify and defend Customer and each director, officer, employee, or agent (Customer and any such person being called a “Customer Indemnified Party”), from and against all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and the costs of appellate proceedings) to which any such Customer Indemnified Party may become subject, under any theory of liability whatsoever (“Claims”), insofar as such Claims (or actions in respect thereof) relate to, arise out of, or are caused by or based upon the gross negligence or intentional misconduct of

FATHOM, its officers, employees, or agents in connection with FATHOM providing the Platform for Customer under this Agreement.

11.2.
Customer agrees to indemnify and defend FATHOM, its affiliates, managers, directors, members, officers, agents, and employees (the “FATHOM Indemnified Party”) from and against all Claims (including, but not limited to, reasonable attorneys’ fees, court costs and the cost of appellate proceedings) to which any such FATHOM Indemnified Party may become subject, under any theory of liability whatsoever), insofar as such Claims (or actions in respect thereof) relate to, arise out of, or are caused by or based upon the gross negligence or intentional misconduct of Customer, its officers, employees, or agents, in connection with Customer's use of the Platform.

12.    LIMITATION OF LIABILITY

12.1.
Neither FATHOM nor its third-party providers will have any liability for incidental, consequential, indirect, special or punitive damages, or liabilities of any kind or for loss of revenue, loss of business, or other financial loss arising out of or in connection with this Agreement, regardless of the form of the action, whether in contract, tort (including negligence), strict product liability or otherwise, even if any representative of a party to this Agreement has been advised of the possibility of such damages and even if any limited remedy specified in this Agreement is considered to have failed of its essential purpose.

12.2.
Customer acknowledges that the allocation of risk in this Agreement is consistent with software industry pattern and practice and is an integral part of the consideration for this Agreement, without which FATHOM would be unable to provide the Platform and related services at the prices specified. Except for FATHOM’s indemnification in Sections 10 and 11.1, FATHOM’s entire liability for damages in connection with this Agreement must not exceed the amounts committed to by Customer to FATHOM under this Agreement for any single year of the agreement.

12.3.
The parties acknowledge that nothing in this Agreement modifies or supersedes the representation and warranties made by GWRI in the Securities Purchase Agreement (if and to the extent any representations and warranties remain in effect).

13.    DEFAULT

13.1.
Failure or unreasonable delay by any Party to perform or otherwise act in accordance with any non-monetary, material provision of this Agreement for a period of thirty (30) days after written notice from the non-breaching Party (“Cure Period”), constitutes a default under this Agreement. The notice shall specify the nature of the alleged default.

13.2.
If the failure or delay is such that more than thirty (30) days would reasonably be required to perform such action or comply with any term or provision, then such Party will have additional time as may be necessary to perform or comply so long as such Party completes such performance or fulfills such obligation not more than sixty (60) days after written notice from the non-breaching Party. Notwithstanding the above, the Parties may mutually agree, in writing, to a longer Cure Period.

13.3.	In the event such default is not cured within the Cure Period, the Agreement may be terminated by the Party not in default in accordance with Section 15.1.
14.    REMEDIES.

14.1.
Either party’s breach or violation of the other party’s intellectual property rights or Confidential Information may cause irreparable injury to such other party for which such other party may not have an adequate remedy at law. Under those circumstances, each party shall have the right to seek injunctive relief from a court of competent jurisdiction for a breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

14.2.	In addition to the remedies provided for in Section 14.1, FATHOM may exercise its rights and remedies, at law and in equity, for a breach of this Agreement by Customer.
15.    TERMINATION.

15.1.
Either Party may terminate this Agreement, only for default and, only after complying with the provisions of Section 13 in the event of a non-monetary default and Section 3.2 in the event of a monetary default, by providing thirty (30) days written notice to the defaulting Party.

15.2.	Within fifteen (15) days after termination or expiration of this Agreement under any circumstances, the following event must occur:

(A)	The Access and other provisions of this Agreement are terminated.

(B)	Customer’s use of the Platform is terminated.

(C)
Customer must return to FATHOM or, upon written request by FATHOM, destroy all copies of the FATHOM Documentation, and shall delete or destroy all portions or excerpts of the Platform or FATHOM Documentation contained, commingled, or incorporated in any form with Customer’s information and electronic systems, including electronic data files and magnetically encoded media, so that neither Customer nor any of Customer’s affiliates retain any of the Platform or FATHOM Documentation in whole or in part. Upon request, Customer must certify in writing the complete return or destruction of the Platform or FATHOM Documentation within thirty (30) days of the request.

(D)
Within fifteen (15) days after termination of the Access, FATHOM must either return to Customer or destroy all copies of the Customer data and documentation, including electronic data files and magnetically encoded media, such that neither FATHOM nor any of FATHOM’s affiliates retain any of the Customer’s data in whole or in part. Upon request, FATHOM must certify such complete return or destruction in writing to Customer within thirty (30) days of the request.

15.3.
Notwithstanding any provision to the contrary, in the event GWRI or the Customer sells one or more of the private regulated utilities indicated in Exhibit E prior to and including June 5, 2023, and the acquirer makes such a transaction contingent upon the termination of the Agreement for that utility only, the Customer and FATHOM agree to renegotiate an increase in FATHOM fees contained within this contract. The negotiation shall be in good faith and shall be only with respect to the reapportion of the necessary ongoing revenues and costs contemplated under this Agreement to reflect the sale of the private regulated utility. No increase in fees negotiated shall take into account time periods after June 5, 2023. Once a mutually acceptable fee has been agreed upon by FATHOM and the Customer, FATHOM shall consent to the termination of the Agreement with regards to only the private regulated utility being sold in accordance with a to be established transition schedule and such private regulated utility shall have no further obligations under this Agreement. GW, LLC affirms that all such sales of private regulated utilities to the date hereof have been disclosed to FATHOM, and based on the information provided, FATHOM agrees that Customer has satisfied all of its obligations pursuant to Section 15.3 of this Agreement with respect to all sales of private regulated utilities prior to the date hereof.

15.4.
Notwithstanding any provision to the contrary, neither the termination nor expiration of this Agreement relieves either party from its obligations to pay the other any sums accrued under this Agreement.

16.
ASSIGNMENT. Customer cannot assign or transfer this Agreement, the Access, or any other rights granted by this Agreement without written acceptance of FATHOM, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, FATHOM’s consent shall not be required with respect to any assignment of the Agreement in connection with a change in control transaction; provided that such transaction does not involve a competitor of FATHOM.

17.    DISPUTE RESOLUTION.

17.1.
In the event that any dispute arises between the Parties, the Parties must attempt in good faith to identify a neutral third-party acceptable to both Parties who is experienced in matters such as those provided for in this Agreement, and request that person to mediate the dispute. In the event that such mediation is not undertaken and successfully concluded within sixty (60) days after the dispute arises, the Parties to any such dispute may pursue those rights, remedies, and causes of actions provided for in this Agreement.

18.    NOTICES

18.1.
Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed fax, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 18.1.

If to Customer:            Global Water, LLC

21410 N. 19th Ave., Suite 220
Phoenix, AZ 85027
Attn: Ron Fleming, President
Facsimile: (623) 580-9659

With a copy to (which        Snell & Wilmer L.L.P.
shall not constitute notice):    One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: Michael M. Donahey
Facsimile: (602) 382-6070

If to FATHOM:            Global Water Management, LLC
12357-C Riata Trace Parkway, Suite 150
Austin, TX 78727
Attn: Amanda Nevins, CEO
Facsimile: (512) 257-0708
Email: amanda.nevins@gwfathom.com

With a copy to:            Global Water Management, LLC
21410 N. 19th Avenue, Suite 201
Phoenix, AZ 85027
Attn: Tanya Luedke
Facsimile: (512) 257-0708
Email: tanya.luedke@gwfathom.com

19.    MISCELLANEOUS.

19.1.
Survival. The Parties agree that the terms of Sections 7 (Proprietary and Intellectual Property Rights), 10 (Patent and Copyright Indemnity; Confidential Information Indemnity), 11 (Indemnification) and 12 (Limitation of Liability) will survive the expiration or termination of this Agreement.

19.2.
Severability. If any provision of this Agreement is declared void or unenforceable (or is construed as requiring any Party to do any act in violation of any constitutional provision, law, regulation, rule or municipal code or ordinance), in whole or in part, such provision shall be deemed severed from this Agreement and this Agreement shall otherwise remain in full force and effect; provided, however, that this Agreement shall retroactively be deemed reformed to the extent reasonably possible in such a manner so that the reformed Agreement provides essentially the same rights and benefits (economic and otherwise) to the Parties as if such severance and reformation were not required. The Parties further agree, in such circumstances, to do all acts and to execute all amendments, instruments, and consents necessary to accomplish and to give effect to the purposes of this Agreement, as reformed.

19.3.	Attorneys’ Fees. The prevailing party in any litigation in connection with this Agreement may recover its attorneys’ fees and costs from the losing party.

19.4.	No Third Party Beneficiaries. No person or entity shall be a third party beneficiary to this Agreement.

19.5.	Recitals. All of the recitals set forth above are incorporated into and made an integral part of this Agreement for all purposes by this reference.

19.6.
Integration. This Agreement, including all exhibits, constitutes the entire agreement between the Parties with respect to, and supersedes any prior agreement, understanding, negotiation or representation regarding, the subject matter of this Agreement. There are no representations, warranties, understandings or agreements other than those expressly set forth in this Agreement. The Parties expressly acknowledge and agree that any discussion outlines utilized during the course of negotiations do not constitute binding agreements of the Parties and must not be utilized to interpret or construe any provision of this Agreement.

19.7.
Further Assurances. Each Party agrees to perform such further acts and to execute and deliver such additional agreements, documents, acknowledgments, and instruments as any other Party may reasonably require consummating, evidencing, confirming, or carrying out the transactions contemplated by this Agreement.

19.8.
Relationship of Parties. No partnership, joint venture or other business relationship is established among the Parties to this Agreement. Except as expressly provided in this Agreement, no Party shall be liable for any acts, omissions or negligence on the part of any other Party or such other Party's employees, agents, independent contractors, agents or successors-in-interest resulting in either personal injury, economic loss, or property damage to any individual or entity.

(A)
Limited Appointment as Agent. Client confers upon FATHOM the limited authority to act as an agent of the Client solely with regard to the receipt of Client’s customers’ payments for utility services (“Payments”). In this regard, as a limited agent of the Client, FATHOM shall be authorized to (i) utilize FATHOM’s designated lockbox to receive mailed Payments; (ii) endorse and negotiate all Payments for deposit into a bank account legally titled in FATHOM’s name; (iii) at all times hold all Payments for the use and benefit of the Client; and (iv) transfer Payments to an account designated by the Client for receipt of such Payments.

(B)
Paying Agent. As part of the Services provided by FATHOM pursuant to this Agreement, FATHOM will collect payments from Customers for subsequent remittance to Client. In order for FATHOM to do so, and notwithstanding anything in the Agreement to the contrary, Client hereby appoints FATHOM as the limited authorized payment collection agent of Client. Client acknowledges and agrees that a Customer’s obligation to pay Client will be extinguished once such payment has been received by FATHOM in its capacity as a limited authorized payment collection agent of Client.

19.9.
Amendment. The terms, conditions, and representations of the Parties contained in this Agreement may not be amended, modified, or altered except in writing signed by all of the then-current Parties to the Agreement.

19.10.
Force Majeure. A Party’s obligations under this Agreement may be suspended by a Party in the event of (a) an occurrence beyond the reasonable control of that Party which materially adversely affects the ability of that Party to perform its obligations hereunder or to comply with the requirements of any governmental order, permit or other approval; (b) acts of God, landslides, lightning, earthquakes, hurricanes, tornadoes, severe weather, fires, explosions, floods, acts of a public enemy, war, terrorist acts, blockades, insurrections, riots or civil disturbances; (c) labor disputes, strikes, work slowdowns or work stoppages; or (d) orders and/or judgments of any federal, state or local court, administrative agency or governmental body, or other entity, if not the result of (i) willful misconduct or negligent action of the Party relying thereon or (ii) failure to act in accordance with this Agreement; provided, however, that the contesting in good faith by such Party of any such order and/or judgment shall not constitute or be construed to constitute willful misconduct or a negligent action or inaction of such Party. All parties agree to minimize delay or damages resulting from such an event.

19.11.	Governing Law. The terms of this Agreement must be construed in accordance with and governed by the laws of the State of Arizona.

19.12.
Counterparts. This Agreement may be executed by signing in counterparts. The execution by all of the Parties to the Agreement by each signing a counterpart of this instrument constitutes a valid execution, and this instrument and all of its counterparts so executed must be considered for all purposes to be a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.13.	Inurement. This Agreement inures to the benefit of and is binding upon the Parties, their successors, and assigns.

19.14.	Paragraph Headings. The paragraph headings are for convenience only, are not part of this Agreement, do not to limit or alter any provision, and are not relevant in construing this Agreement.

19.15.
Removal of VALENCIA WATER COMPANY, LLC. VALENCIA WATER COMPANY, LLC, an Arizona limited liability company, hereby consents to be, and hereby is, removed as a party to the Agreement and all references, terms, obligations, rights and other provisions of the Agreement pertaining to VALENCIA WATER COMPANY, LLC and the participation by VALENCIA WATER COMPANY, LLC in the Agreement is hereby terminated as of July 14, 2015.

19.16.
Removal of WILLOW VALLEY WATER CO., LLC. WILLOW VALLEY WATER CO., LLC, an Arizona limited liability company, hereby consents to be, and hereby is, removed as a party to the Agreement and all references, terms, obligations, rights and other provisions of the Agreement pertaining to WILLOW VALLEY WATER CO., LLC and the participation by WILLOW VALLEY WATER CO., LLC in the Agreement is hereby terminated as of March 23, 2015.

19.17.	Removal of CP WATER COMPANY, LLC. CP WATER COMPANY, LLC, an Arizona limited liability company, hereby consents to be, and hereby is, removed as a party to the Agreement.

19.18.
Addition of RED ROCK, LLC. RED ROCK, LLC, an Arizona limited liability company, hereby consents to be, and hereby is, added as a party to the Agreement and subject to all references, terms, obligations, rights and other provisions of the Agreement as of the Effective Date.

19.19.
Addition of EAGLETAIL WATER COMPANY, L.C. EAGLETAIL WATER COMPANY, L.C., an Arizona limited liability company, hereby consents to be, and hereby is, added as a party to the Agreement and subject to all references, terms, obligations, rights and other provisions of the Agreement as of the Effective Date.

19.20.
Red Rock Outsourcing Agreement. The parties acknowledge that the certain Outsourcing Agreement entered into by FATHOM and Global Water – Red Rock Utilities, LLC (f/k/a/ Red Rock Utilities, LLC) on May 13, 2009 expired in accordance with its terms effective on May 13, 2019 and has terminated and that as of the Effective Date, Red Rock, LLC will be billed at the rates outlined in Exhibit A.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the authorized representatives of the following have duly executed this Agreement as of the date below.

Global Water Management, LLC, a Delaware limited liability company By: /s/ Amanda Nevins Name: Amanda Nevins Its: Chief Executive Officer Date: September 10, 2019	Global Water, LLC, a Delaware limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019
CP Water Company, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019	Global Water – Santa Cruz Water Company, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019
Global Water – Palo Verde Utilities Company, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019	Water Utility of Northern Scottsdale, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019
Water Utility of Greater Tonopah, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019	Valencia Water Company, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019
Willow Valley Water Co., LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019	Global Water – Red Rock Utilities, LLC, an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019
[SIGNATURE PAGE TO FATHOM SERVICE AGREEMENT]

Eagletail Water Company, L.C. an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: President Date: September 5, 2019

[SIGNATURE PAGE TO FATHOM SERVICE AGREEMENT – CONT.]

Exhibit A
Schedule of Selected Services and Fees

This schedule defines the fees to be paid by Customer to FATHOM under this Agreement.

1.Recurring Services Fees.
The Recurring Services Fees will be billed monthly based on the number of Managed Accounts as follows, beginning on January 1. 2019.
“Managed Account” means an account that either (i) is actively being billed by FATHOM under this Agreement or (ii) has been previously billed by FATHOM under this Agreement and either has a move out date or has been provided a final invoice within the previous 12 months.

Fee Type	Monthly Fee	Adjustments
CIS Platform/Customer Portal & Managed Services AMI Platform & Managed Services AMS, GIS & Managed Services	3.71 0.63 2.09 $6.43 per Managed Account per month
Inflation Adjuster: The monthly fee of $6.43 per Managed Account per month shall be subject to an increase each year that is equivalent to the CPI factor for the region. No annual CPI increase shall be greater than 5%, unless FATHOM validates the uncontrollable direct or indirect costs have increased greater than 5%. Once validated, such costs can be adjusted to reflect the true cost.

All Recurring Services Fees shall be adjusted annually on January 1st based on the 12-Month change in the Consumer Price Index – United States City Average – for All Urban Consumers and all Items published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”) per the Index for the month of July immediately prior to the annual adjustment date for the then-current adjustment period. Written notification of the adjustment will be provided to GW, LLC by October 1st immediately prior to the annual adjustment date for the then-current adjustment period. The adjustment will be negotiated each year based on the documentation provided by FATHOM. No annual Index increase shall be greater than 5%, unless FATHOM validates the uncontrollable direct or indirect costs have increased greater than 5%. Once validated, such Recurring Service Fees can be adjusted to reflect the true cost.
The first adjustment will occur on January 1, 2020.
If the Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as

Exhibit A
Schedule of Selected Services and Fees

would have been obtained if the Index had not been discontinued or revised. Annual adjustments will be calculated based on the prior year’s Recurring Services Fees, plus the inflation adjuster as described above. At no point will any change result in a reduction of fees.

Exhibit B
Support Services

The first adjustment will occur on January 1, 2020.
If the Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised. Annual adjustments will be calculated based on the prior year’s Recurring Services Fees, plus the inflation adjuster as described above. At no point will any change result in a reduction of fees.

Exhibit B
Support Services

1.    COVERAGE
FATHOM shall provide Support Services for Access, including all modifications created by FATHOM whether or not they are exclusive to Customer, until any such Support Services are terminated or discontinued by FATHOM. The Support Services to be provided by FATHOM shall not include (a) support of software operation on equipment not identified by FATHOM as a supported device, (b) support of software not supplied by FATHOM, (c) support of software not properly used or used in an operating environment not supported by FATHOM, or (d) support of business processes not identified during the implementation of the project. FATHOM will provide periodically updated lists of supported devices and operating environments.  Customer shall designate those employees of Customer who shall be authorized to contact FATHOM for provision of Support Services, and shall maintain and provide FATHOM with an updated listing of employees, including their telephone, fax and e-mail addresses. Only those employees so designated by Customer shall contact FATHOM for the provision of Support Services. In addition, FATHOM shall designate those employees of FATHOM who Customer may contact for provision of Support Services, and shall maintain and provide Customer with an updated listing of employees, including their telephone, fax, and e-mail addresses.

2.    Software Maintenance
The maintenance / renewal protocol for software is divided into Scheduled Routine, Scheduled Non-Routine and Emergency standards.

Scheduled Routine

All Scheduled Routine maintenance will be coordinated by FATHOM IT personnel with software providers and will be performed during non-business hours to the extent possible. Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Customer representative at least 72 hours in advance of the scheduled event. If the maintenance will result in an outage to the customer portal, a message will be displayed on the customer portal home page.

Scheduled Non-Routine

All Scheduled Non-Routine maintenance will be coordinated by FATHOM IT personnel with software providers and Customer and will be performed during non-business hours to the extent possible. Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Customer representative at least 24 hours in advance of the scheduled event. If the maintenance will result in an outage to the customer portal, a message will be displayed on the customer portal home page.

Emergency Maintenance

Any outage is classified as an emergency. If the Customer recognizes a problem deemed to be an emergency, FATHOM Operational Support should be contacted immediately. An Operational Support representative will respond as soon as possible. Emergency maintenance will be

Exhibit B
Support Services

coordinated by FATHOM IT personnel as soon as reasonably possible. Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Customer representative in advance of the scheduled event. If the maintenance will result in an outage to the customer portal, a message will be displayed on the customer portal Home Page.

Software maintenance for FATHOM Services
Scheduled Routine, Scheduled Non-Routine and Emergency maintenance will be performed by software providers from time to time, for:

1)	Fixes to errors & bugs;

2)	Updates;

3)	New features and/or enhancements contained within new releases

4)	New releases; and

5)	New versions of the software and/or Platform

During the Term, FATHOM will coordinate with software providers and make reasonable efforts to provide prior notice to Customer of any modifications the software provider intends to make to their software that would have a material adverse effect upon, or otherwise materially degrade, the services provided by FATHOM. If Customer objects to any such modifications, then the parties will negotiate in good faith an appropriate resolution to such objection.

Maintenance releases contain proprietary and confidential information and are provided to Customer for Customer's internal use only, subject to the same restrictions and limitations as provided in the Agreement with respect to confidential information.

3.    Data Backup and Recovery
FATHOM shall offer the following data backup and recovery objectives for the software provided under this Agreement. All hosted third-party software provided through FATHOM are subject to the data backup and recovery objectives as stated by the software provider.
A.    Recovery Point Objective. Data backup occurs at a fixed point in time and any data that exists between backups is vulnerable. The target Recovery Point Objective (RPO) is 20 minutes.
B.    Recovery Time Objective. Recovery Time Objective (RTO) is the maximum elapsed time required to complete the recovery of data. The target RTO is 1 hour.

Exhibit C
Contacts

CUSTOMER PROJECT MANAGER
Jon Corwin
General Manager
21410 N. 19th Avenue, Suite 220
Phoenix, AZ 85027
Phone: 480-360-7775
Fax     [Insert Fax]
Email     jon.corwin@gwresources.com

CUSTOMER IT PROJECT MANAGER
Cosme Borunda
21410 N. 19th Avenue, Suite 220
Phoenix, AZ 85027
Phone:    480-360-7775
Fax:    [Insert Fax]
Email:    cosme.borunda@gwresources.com

FATHOM PROJECT MANAGER

Judd Barlow
FATHOM
21410 N. 19th Avenue, Suite 201
Phoenix, AZ 85027
Phone:    801-641-3036
Email:    judd.barlow@gwfathom.com

FATHOM IT PROJECT MANAGER
Matt Niarhakos
FATHOM
21410 N. 19th Avenue, Suite 201
Phoenix, AZ 85027
Phone:    602-795-9657
Email:    matt.niarhakos@gwfathom.com

C-1

Exhibit D
Scope of Services

Scope of Services -
FATHOM services will be provided in accordance with the then current FATHOM Operations Scope of Service (SOS) document―summarized below as key deliverables and responsibilities. Customer shall never have a lower level of service with less deliverables and/or responsibilities than what is specified herein, unless Customer gives its express written authorization, which shall not be unreasonably withheld. Additionally, any changes to the SOS document must not prevent Customer from meeting its legal obligations as set forth in federal, state or local laws, rules or ordinances or as set forth in a regulatory order applicable to Customer. In the event of any conflict between this document and the SOS document, the SOS will control, unless it is a specific contractual term. The SOS may be updated during the life of the contract to incorporate additional industry best practices as they become available. If requested by Customer, any modifications and/or additional services requested may be subject to additional fees. Some line items below refer to specific sections of the SOS. The current SOS will be posted to the Global Water Client Portal, and Customer will be notified of all material modifications in advance of their implementation to the extent reasonably possible.

Advanced Metering Infrastructure Services –
FATHOM will enable the optimal operation of an AMI solution for all regulated utility subsidiaries of Customer though the use of a meter data management solution, provided that the specific utility subsidiary is equipped with AMI devices and associated infrastructure and the system software is supported by the equipment manufacturer.

The AMI solution will have a warranty equal or greater than the warranty provisions in the manufacturer’s warranty, and Customer will be listed as the owner and beneficiary of such warranty.

RECURRING DELIVERABLES FOR LIFE OF CONTRACT

R1)	Monthly Customer Portal (meter data reporting/analytic tools) Analytics

R2)	User log-in and security configuration, provided as needed

1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.

2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.

R3)	Meter Data Management

1)	The MDM will be a web-based platform that will provide the following analytics/queries/alarms, providing the data is made available to the system and supported by the OEM:

(1)	Abnormal consumption

(2)	Backflow alarms

(3)	Collector alarms

(4)	Collector connection alarms

(5)	Continuous flow

(6)	Cut wire alarms

(7)	Data collector redundancy

(8)	Data collector version

(9)	Leak alarms

(10)	Meter read rate

(11)	Missing reads

Exhibit D
Scope of Services

(12)	No flow alarms

(13)	Non-numeric read alarms

(14)	Read failure alarms

(15)	Read suspect alarms

(16)	Transmitter battery voltage

(17)	Unknown transmitters

2)	Any reports available in the OEM head-end system in addition to those above will be made available to Customer.

3)
FATHOM will be responsible for the reasonable annual software hosting costs for the OEM head-end system on the Customer’s behalf as part of the AMI recurring services fee. For the avoidance of doubt, the original purchase and configuration of the OEM head-end system and any individual endpoint cellular or similar fees are not included. FATHOM will be responsible for cellular cost associated with AMI collectors.

4)
Upon Customer’s request, FATHOM will assist Customer in the evaluation of and provide guidance on the capabilities of other AMI manufacturers and their associated OEM software as it relates to the ability to deliver the terms of this agreement and any pricing implications.

R4)	Warranty Management will include:

1)	Meter install date

2)	Meter size

3)	Meter manufacturer

4)	Meter serial number

5)	Meter type

6)	Endpoint install date

7)	Endpoint warranty expiration date

For avoidance of doubt, FATHOM is responsible to distinguish between and track endpoints that have a full 15-year warranty versus endpoints that have a 10-year full warranty and 10 additional years of prorated warranty (20-year total warranty) based on the mutually agreed warranty expiration date logic. Warranty Management design will support warranty term inheritance such that when an endpoint fails, the replacement endpoint shall inherit the remainder of the warranty according to the terms of the original endpoint and the associated warranty expiration date logic.

Additionally, a separate field to track register replacements will be provided so that it is distinguishable from meter replacements. FATHOM will maintain this data for every meter, register, and endpoint following completion of the AMI project.

R5)     [RESERVED]

R6)	Daily work order generation based on meter data reporting/analytics.
Work orders are created for Customer in the work order management solution for issues discovered by FATHOM through the use of meter data reporting/analytic tools. FATHOM will generate work orders for the Customer to investigate, repair or replace non-collector equipment as necessary based on the analysis of customer and metering data.

Exhibit D
Scope of Services

R7)	Monthly reads loaded into the billing system for billing.

R8)	Quarterly review of AMI system performance

1)
During each Quarterly Business Review, the Client Success Manager assigned to Global Water Resources, Inc. will conduct quarterly business reviews of AMI system traffic and performance metrics. This will include all verification reports on FATHOM performance guarantees

R9)	AMI System Monitoring & Return Management Process
FATHOM will act diligently to monitor, troubleshoot, and provide expert oversight and consultation as described below for the Customer AMI network provided by FATHOM through this Agreement. For avoidance of doubt, FATHOM is not responsible for and does not agree to provide these services for any AMI system infrastructure procured or installed outside of a utility contemplated in this Agreement.

1)	FATHOM will monitor and identify equipment issues through MDM and meter data reporting/analytic tools.

i)
FATHOM is responsible for initiating a field investigation for the Customer to repair or replace registers/endpoints as necessary based on the monitoring services provided.  FATHOM shall then facilitate the warranty transaction between Manufacturer and Customer based on the outcome of the Customer’s findings in the field investigation.

a)	Register/Endpoint repair and/or replacement to ensure operation in accordance with equipment warranties.

ii)
FATHOM is responsible for initiating a field investigation to repair or replace collectors as necessary based on the monitoring services provided. FATHOM shall then facilitate the warranty transaction between Manufacturer and Customer based on the outcome of the FATHOM’s findings in the field investigation.

a)	Data Collector repair and/or replacement to ensure network operation in accordance with equipment warranties.

iii)	All costs related to the necessary repair or replacement of the AMI system equipment, not covered by OEM equipment warranties, will remain the responsibility of the Customer. In addition,

a)	Shipping costs related to warranty repairs or replacements shipped to the Manufacturer will remain the responsibility of the Customer.

b)	Shipping costs related to warranty repairs or replacements returned to the Customer will remain the responsibility of the Manufacturer.

2)
FATHOM facilitates the warranty management process for the Customer – we track warranty quantities, we maintain the necessary relationships and have key contacts we leverage on Customer’s behalf and we own the communication process, providing updates to stakeholders. In general, the following process will be used for warranty management

Exhibit D
Scope of Services

(subject to change based on FATHOM best practices):

i)	Customer will contact FATHOM to notify us of their intention to send back applicable units under warranty (data collectors will be handled by FATHOM).

ii)	Return Material Authorization (RMA) form is completed by Customer and FATHOM submits to the manufacturer.

iii)	FATHOM takes point and handles all communications and other questions regarding warranty from both the Customer and the manufacturer.

iv)	Manufacturer approves the RMA form and returns form to FATHOM.

v)	FATHOM submits form back to Customer for inclusion with other warranty information for ID match and verification and shipping purposes.

vi)	The Customer ships items directly to the manufacturer.

vii)	Manufacturer will send back applicable warranty items to the Customer.

R10)
Should a head-end system be available from the AMI system OEM, FATHOM will allow Customer direct access to that system. FATHOM may or may not use the OEM’s head-end system in the performance of this contract at FATHOM’s sole discretion.

FATHOM will work with the OEM on Customer’s behalf to identify and address any issues in accordance with the respective OEM warranty and/or maintenance agreements, as applicable, however FATHOM makes no guarantees or warranties on the accuracy of the data of the OEM system and also the OEM, system performance, or any other aspect of the OEM head-end system. Customer reserves the right to contact the OEM directly.

Exhibit D
Scope of Services

Scope of Services –
Utility Billing/Customer Care Services
FATHOM will guarantee the execution of the customer care and utility billing operation for all regulated utility subsidiaries of Customer. The following outlines the key deliverables for the life of the contract:
PROJECT DELIVERABLES:

P1)
Customer is granted access to directly use the customer information system solution in accordance with Section 2.0 Access of the Agreement. Customer’s access and use of the CIS is not supported by FATHOM. Customer may request support for an additional fee. Such Access is integral to Customer’s service and is provided to support regional customer service, counter service, account management, service order management, and other functions. Reporting functions including but is not limited to:

1)	The ability to create service work orders,

2)
Use and maintain the backflow protection database (for clarity, back flow protection management is not a service or function provided by FATHOM in this Scope of Services but FATHOM agrees to allow Customer to use CIS to track backflow documentation).

Additionally, FATHOM will continue to provide the monthly backups by 9 am on the 3rd business day of each month.

P2)	[SOS #24] Web-responsive customer portal for Customer's customers with access to the following:

1)	Account Information

(1)	Account Details

(2)	Account Balance

(3)	Billing History

(4)	Payment History

(5)	Hourly, Daily, Weekly, Monthly, and Annual Usage History, based on data availability and granularity

(6)	Customer Service

(7)	Report a Problem

2)	Bill Payment

(1)	Credit or debit card

(2)	Checking account

(3)	Sign up for automatic payments

3)	Notifications (to be sent via text/SMS or email, requires customer to opt in to such notifications)

(1)	Bill Ready

(2)	Bill Due Reminder

(3)	Bill Past Due Reminder

(4)	Potential Leak (AMI-enabled users only)

(5)	User-set Consumption Threshold (AMI-enabled users only)

Exhibit D
Scope of Services

(6)	User-set Bill Amount Threshold (AMI-enabled users only)

4)	Customer Messaging

P3)	Customer’s customers will be able to view their historic bills, pay bill, review account balances and metered usages using their phone or mobile device.

P4)	Customer portal administration site for Customer with access to the following:

1)	Customer Care Information

2)	Customer and account details including but not limited to usage, billing and payment history in the customer portal administration site

P5)	[SOS #18 with qualification] Reporting
A specific list of custom reports, developed by FATHOM and noted below, will be provided to the utility on a monthly basis.

1)	Customized Monthly Reporting Package to be delivered by 9:00 AM on the third business day of each month and in no circumstance later than the end of the fifth day of the month, except as noted below.

i)	Customer Total Accounts Detail (detail listing of customer/accounts and services)

ii)	Customer Total Accounts Schedule (summarization of the Customer Total Accounts Detail report)

iii)	Account Totals for Compliance (detailed list of all active connections Customer uses for compliance reporting)

iv)	Connection Totals by System (count of connections attached to each water system)

v)	Customer Billed Consumption (WUDS) (Detail list of all charges with consumption amounts without Raw Water or Recycled Water)

vi)	Customer Billed Consumption (WUDS) (Detail list of all charges with consumption amounts) – to be delivered by the 8th business day of the month

vii)	WUDS Billed Consumption Detail (Detail list of water charges with consumption amounts) – to be delivered by the 8th business day of the month

viii)	Santa Cruz 13 Month Consumption (Breaks down the last 13 months of consumption by type) – to be delivered by the 8th business day of the month

ix)	Customer Zero Reads (A list of all accounts that had zero consumption for the month)

x)	Detail by Transaction

xi)	Meter Bill Codes

xii)	Deposit Interest

xiii)	Deposit Water

xiv)	A/R Aging

xv)	Block Summary report

xvi)	Read file with actual meter read data

xvii)	Bill date and due date report

xviii)	Monthly Move In and Move Out report

Exhibit D
Scope of Services

2)	Annual Reports The following reports will be provided to Customer on an annual basis in a format compatible to transfer data in the Arizona Corporation Commission Annual Report:

i)	Number of Customer Meters, by size for each public water supply system.

ii)	Water company plant description and quantities by type for each public water supply system.

iii)	Wastewater company plant description and quantities by type for each wastewater system.
Within 30 days of Customer’s addition of a new Public Water and/or Wastewater System or new utility acquisition, FATHOM and Customer will develop a change order for a mutually agreed upon scope and delivery schedule for the report(s) set up. FATHOM will charge a mutually agreed, one time set up fee for the reports.  If Customer adds a public water supply or wastewater system(s) through the acquisition of new utilities, the scope, schedule, and report set up fee will be included in the implementation fees for that new utility.

3)	Year End Audit support
FATHOM will provide commercially reasonable support for annual audit requests related to revenue verification, which will only include copies of customer checks received or other audit required documents that cannot be retrieved by Customer directly.  The SLA on each request will be 48 business hours unless otherwise mutually agreed.  If the required support exceeds what is agreed to be commercially reasonable, Customer will be charged FATHOM’s then current hourly rate for the exceeding hours.

4)	Ad hoc (one-time) reports
Ad hoc reports can be developed based upon a written request stipulating requirements in the form of a template or spreadsheet. Based upon the complexity of the reports, additional development time may be required. A one-time fee will be assessed for an ad hoc report.

5)	Custom reports
Additional custom monthly reports can be developed, run and delivered based upon business objectives. Based upon the complexity of the reports, additional development time may be required.

P6)	[SOS #12] Electronic “help-desk” ticketing system.
Customer’s operational staff members enter tickets here for feedback and/or action on questions, concerns and requests that are operational in nature. (including customer service, billing, field activities, accounting, IT issues, and new user requests).

P7)	[SOS #19] Access to electronic file-sharing site (SFTP, drop box, or similar) for read files and reporting

1)	Monthly reporting packages are currently uploaded by FATHOM to the electronic file-sharing site, where Customers can view and export if needed.

2)	Customer will upload completed meter read files to be retrieved by FATHOM’s Revenue Management department for use in cycle billing.

Exhibit D
Scope of Services

P8)	FATHOM will perform in accordance with the Information Technology Service Level Agreement provided in Exhibit F.

P9)	Disaster Recovery Documentation
FATHOM will provide protection against disasters involving complete system failures and/or the destruction of main computing environment. Complete documentation will be provided at least annually in support Customer’s own audit requirements, and is available upon request.
RECURRING DELIVERABLES FOR LIFE OF CONTRACT:

R1)	Monthly Customer Portal Analytics

R2)	User log-in and security configuration

1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.

2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.
R3)    [RESERVED]

R4)	[SOS #2] Provide monthly billing services for water and wastewater accounts to include;

1)	Monthly reads loaded into the billing system for billing

2)	Review and processing of billing in accordance with SOS #2.

3)	Green collections management campaign, limited to mailed disconnect notices, disconnect service orders, and daily outbound IVR communications

4)	Customer notification messages on the bills, up to twelve unique messages per year

5)
Provide up to 12 unique billing inserts per year (Customer to provide inserts as 8.5 x 11 inch or 1/3-page inserts). Additionally, the Consumer Confidence Reports are included and do not count towards the twelve per year limit.

6)
Deposit management, which includes the proper application of deposits to customer accounts in accordance with Title 14, Article 4 of the Arizona Administrative Code R14-2-403 and R14-2-603 Establishment of Service B. Deposits as amended, and the ongoing reimbursement of such deposits in accordance with such standards.

R5)	[SOS #19] Provide Customer a portal for uploading and downloading any data collection activities

R6)	[SOS #20] Support and management of payment interfaces & processes

1)	Paperless Billing

2)	Pay by phone

3)	Pay by mail

4)	Pay by credit or debit card

5)	Pay locally

6)	Pay by electronic check

7)	Pay by ACH

R7)	Manage the following processes in accordance with Title 14, Article 4 of the Arizona Administrative Code as amended:

1)	[SOS #9] Late fees

2)	[SOS # 17] Other fees

Exhibit D
Scope of Services

3)	[SOS #17] After hours customer callbacks

4)	[SOS #16] Bankruptcies

5)	[SOS #16] Payment arrangements

6)	[SOS #20] Unapplied Payments

R8)	[SOS #24 and #25] Support and management of customer internet site for account access to:
Presentment of Customer’s customer consumption data will be provided through a customer portal, including:

1)	Online customer access via web or smartphone

2)	Simplified login and account creation

3)	Customer self-service account and usage management

i)	Account information

ii)	Payments

iii)	Bill history

4)	Presentment of hourly, daily, weekly and monthly consumption given data availability

5)	Usage history

6)	User-configurable consumption and leak alerts

7)	Report an issue
Custom announcements to customers. FATHOM will create up to twelve unique messages per year. The customer portal will provide the Customer with mass communication capabilities, where the Customer can send emails, text, or phone calls to their entire customer population or a selected subset of the population.

R9)
[SOS #5] Support and management of the electronic work order system (excluding field equipment) and work orders to support the following customer care and field customer service activities. Work Order capability will be provided as described in the user documentation for the version of AMS solution in use by FATHOM at the time.

1)	AMI/AMR Repair

2)	Billing Field Investigation

3)	Compliance

4)	Disconnect for Non-Compliance

5)	Disconnect

6)	Meter Equipment Exchange

7)	Register Exchange

8)	AMI Equipment Exchange

9)	Field Investigation

10)	Final Bill Service Order

11)	Meter Install

12)	Meter Relocation

13)	Meter Test

14)	Reconnect

15)	Meter Repair

16)	Re-Read Meter upon Customer Request

17)	Scheduled Field Investigation

18)	Scheduled Reconnect

Exhibit D
Scope of Services

19)	Scheduled Vacant Account Reactivation

20)	Vacant Account Reactivation

21)	Vacant Account Usage
R10)    Advanced call center support

1)
[SOS #17] Call Center Service Level Objective (SLO)
70% of customer contacts will be addressed within 120 seconds (average of the daily at the end of the month excluding all Mondays and those Tuesdays after holiday weekends). If the Call Center SLO is not achieved, a service credit will be applied according to the schedule provided in Exhibit G.

2)
On-Time Billing Service Level Objective (SLO)
FATHOM Revenue Management shall maintain an on-time billing SLO of 99% or greater. If that SLO is not achieved, a service credit schedule will be applied according to the schedule provided in Exhibit G.

3)
Call Abandonment Rate Service Level Objective
FATHOM shall maintain a call abandonment rate of not higher than 7% averaged for the month. This shall be reported to Customer monthly. If FATHOM fails to achieve the SLO, FATHOM will make a reasonable attempt to diagnose the cause and implement appropriate actions to attempt to restore performance back to the SLO. As the rate is not fully in FATHOM’s control, there is no service level penalty.

4)
Billing Accuracy Service Level Objective
Billing accuracy shall be measured based on the ratio of the number of canceled/rebilled bill pairs to the total number of bills.  Canceled/rebilled pairs are defined as those that are reasonably known to have been due to FATHOM data inputs or actions, not those related to customer or client data inputs or actions. FATHOM Revenue Management shall maintain a billing accuracy SLO of 99% or greater.  If the Billing Accuracy SLO is not achieved, a service credit will be applied according to the schedule provided in Exhibit G.

5)	Provide call recording and call storage of all calls for two years. Call recordings will be provided upon request within two business days.

6)
[SOS #17] After Hours Call Back
Customer calls made by the customer after hours are answered by a third-party operator. The operator will follow a procedure developed in coordination with the Customer to determine emergency calls which need an immediate response or calls that can be handled at a later time. For calls determined to be non-emergencies, Customer Care will place a phone call to those customers who reported an emergency after hours.

R11)    [SOS #26] 24/7 automated interactive voice response (IVR) phone support with functionality to:

1)	Report an emergency

2)	Access general information

3)	Access account information

4)	Make payments

5)	Provide balances & payment history

Exhibit D
Scope of Services

R12)    Manage the customer portal to ensure Customer’s customers can access their account from a phone or mobile device.

R13)    As needed support for custom report development and delivery (at additional cost).

Exhibit D
Scope of Services

Scope of Services -
Asset Management Services

FATHOM will guarantee the availability of the asset management system for all regulated utility subsidiaries of Customer. The following outlines the key deliverables and responsibilities for the life of the contract:
RECURRING DELIVERABLES FOR LIFE OF CONTRACT:

R1)	Monthly Asset Management System (AMS) Analytics

R2)	User log-in and security configuration provided as needed.

1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.

2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.

R3)	[RESERVED]

R4)	Evergreen updates to software. The parties agree to notify each other of planned, future software upgrades.

R5)	Uploading and maintenance of new and replacement infrastructure in the GIS database
Fathom shall provide and maintain a web-based interactive GIS viewer with the following functionality

1)	Ability to select various base maps, including basic mapping, aerial photography, and topographic

2)	Access to source documents (as-built drawings, agreements, easements, deed, etc.) via an integrated link

3)	Ability to select attribute layers

4)	Ability to print selected layers and mapping

5)	Ability to export data from attribute tables

6)	Ability to query

Fathom shall provide custom maps of Customer’s existing utilities at Customer’s request.  Fathom and Customer shall mutually agree to a reasonable timeframe for producing custom maps.

1)
Fathom shall maintain and update all data contained within the main layers listed below.  Updates shall be performed at Customer’s request with in the timeframes listed below or within the a mutually agreed upon timeframe.

Exhibit D
Scope of Services

Main Layers:	Update Timeframe:
· Service Address	30 days upon request from Utility
· Potable Water	15 days upon request from Utility
· Wastewater	15 days upon request from Utility
· Recycled Water	15 days upon request from Utility
· Arizona	Annually- first quarter of every new year
· Counties (3rd party data)	Annually- first quarter of every new year
· County Parcels (3rd party data)	Annually- first quarter of every new year
· County Centerlines (3rd party data)	Annually- first quarter of every new year
· CC&N	30 days upon request from Utility
· As-Builts	15 days upon request from Utility
· Deed	15 days upon request from Utility
· Easement	15 days upon request from Utility
· ICFA	15 days upon request from Utility
· LXA	15 days upon request from Utility
· CAPEX Project	15 days upon request from Utility
· Franchise Area	30 days upon request from Utility
· Subdivision/Development	30 days upon request from Utility
· Water Quality Plan Management Plan Area	30 days upon request from Utility
· Public Land Survey System	Annually- first quarter of every new year

Customer will electronically submit a request with supporting documentation to update or add data to the GIS database. This can be done through the AMS software using the Redline tool for updates to existing data or through a ticketing system for new additions.  Since the amount of effort can vary greatly based upon the request FATHOM will review each request as it is submitted and provide an estimate of how long it will take to finish the job.

R6)	Uploading and maintenance of asset documentation, O&M Manuals, Standard Operating Procedures.

Customer will have the ability to upload and maintain documents in the AMS software if Customer chooses to do so, but may rely upon FATHOM to upload documents at a mutually agreed upon scope and delivery pace based on current work load.  In the event that tools in the AMS software are not available to upload and maintain documents then Customer will submit requests in a ticketing system to FATHOM with the document and Asset ID that the document needs to be associated with.  FATHOM will process the request within 7 business days, after which the document will be available for use in the software.

R7)	Standard Asset Management Reporting
Asset Management reports will be available to Customer as described in the user documentation for the version of AMS solution in use by FATHOM at the time. The predefined reports currently available and accessible by Customer include:

1)	Work Order Listing

Exhibit D
Scope of Services

2)	Work Order Summary

3)	Work Order Duration

4)	Service Request Listing

5)	Service Request Summary

6)	Inspection Listing

7)	Inspection Summary

8)	Capitalized Labor Report (without salary information)

9)	Utilization Report

10)	Asset Analytics

11)	Asset Condition Score

12)	Work Order Latency (dashboard only)

13)	Overdue Work Orders (dashboard only)

14)	Planned versus Unplanned Work Orders (dashboard only)

15)	Work Order by site or asset class (dashboard only)

FATHOM agrees to give Customer access to the AMS so that Customer may create additional reports using a third-party reporting tool such as Crystal Reports. FATHOM will provide an export of the AMS data to be utilized as a test instance for report development. Customer is responsible for their costs related to the third-party reporting tool and Customer acknowledges that FATHOM is not responsible for supporting the third-party reporting tool, including but not limited to the reports generated. Customer may request FATHOM to develop additional reports for an additional fee.

R8)
Standard Water, Wastewater and Recycled Water Work Orders. Customer will have access to the AMS to create and manage Standard Water, Wastewater and Recycled Water Work Orders for any asset type that has been created in the GIS and integrated into the AMS solution. Work Order capability will be provided as described in the user documentation for the version of AMS solution in use by FATHOM at the time.

R9)
Customer will be provided access to the FATHOM Development Services web site and the AMS software to pull information from the GIS such as maps and data using the web site’s print data export tool. FATHOM Development Services will be available to either assist Customer or perform the task at a mutually agreed additional fee.

R10)	Quarterly review of Asset Management System
During each Quarterly Business Review, the Client Success Manager assigned to Global Water Resources, Inc. account to conduct quarterly review of AMS system traffic and performance metrics. This will include all verification reports on FATHOM performance guarantees.

R11)
One one-day training session per quarter, with an individual who is adequately trained in both the AMS software, and on AMS principles and strategy as they pertain to water and wastewater utility operations.

Exhibit D
Scope of Services

Scope of Services -
Enhanced Partnership

When reasonably requested by FATHOM and FATHOM is performing in accordance with Agreement and Scope of Services, Customer agrees to support FATHOM with select market and innovation development tasks including but not limited to:

R1)	Testimonials and quotes for articles, brochures, and/or videos.

R2)	Speaking and/or panel discussions at industry conferences

R3)	Prospective customer references and site visits to Customer’s facilities.

R4)	Participation and input from Customer subject matter experts for the development of business and technological innovation to further advance FATHOM’s solutions and industry thought leadership.

R5)
To provide a test-bed for new innovations from FATHOM and/or FATHOM partners, including those using the FATHOM Store. However, as these innovations often require considerable dedication of resources, both time and money, Customer is under no obligation to provide this test-bed if agreeable terms, in Customer’s sole and absolute discretion, are not established in advance.

Exhibit E
Active Regulated Utilities

E-1

Exhibit F
FATHOM Service Level Agreement

Exhibit F
FATHOM Service Level Agreement (SLA)

1.0	General
This Exhibit F sets out the maintenance and support that FATHOM will provide to Customer for the FATHOM suite of software-as-a-service products.

2.0	Software Service Level Objective

2.1
Uptime. Uptime is defined as the amount of time during a calendar month that FATHOM is not experiencing Downtime. During the Term, FATHOM will use commercially reasonable efforts to provide a Monthly Uptime Percentage of at least 99.7% (the “Service Level Objective” or “SLO”).

2.2
Downtime. Downtime is defined as loss of external connectivity and/or access for all running FATHOM modules combined with Customer’s inability to connect to their FATHOM sites. FATHOM sites that are down for a period of five consecutive minutes or more, will immediately be counted towards Downtime. Intermittent downtime for a period of less than five minutes will not be counted towards Downtime.

2.3	Exclusions. The following events are not included in Downtime:

2.3.1
Scheduled FATHOM Maintenance Windows. Includes upgrades or repairs to shared infrastructure, such as core routing or switching infrastructure that FATHOM scheduled at least 72 hours in advance and that occurs during off peak hours in the time zone where the data center is located.

2.3.2
Scheduled Customer Maintenance. Includes maintenance of Customer’s configuration that Customer requests and that FATHOM schedules with Customer in advance (either on a case by case basis, or based on standing instructions), such as hardware or software upgrades.

2.3.3	Emergency Maintenance. Includes critical unforeseen maintenance needed for the security or performance of your configuration or the FATHOM network.

2.3.4	Extraordinary Events. Includes downtime or outages resulting from denial of service attacks, virus attacks, hacking attempts, or any other circumstances that are not within our control.

2.4
Remedy. If FATHOM does not meet the SLO stated, Customer will be eligible to receive a Service Credit as described below. This SLA states the sole and exclusive remedy for any failure by FATHOM to meet the SLO.

3.0	Software Support and Maintenance
FATHOM shall offer on-going maintenance and support for the provided software-as-a-service for the Term and shall include the following:

Exhibit F
FATHOM Service Level Agreement

3.1
Types of Support. Support for Customer will be provided by the FATHOM Technical Support Help Desk which utilizes a collaboration support model (non-tiered) which provides the agents the ability to resolve any issues in the most efficient way possible.

3.1.1	The Support Desk can be reached through the FATHOM Support website, via email or by phone depending on the requestor’s preference.

3.1.2	The Support Desk is staffed by live agents from 7 AM to 9 PM Eastern (4 AM to 6 PM Pacific).

3.1.3	Customer will be able to submit tickets 24 hours a day if needed and will be addressed during business hours the following day.

3.2
Response Times. FATHOM will respond to Customer request for support via support ticket, telephone call, or both depending upon the severity of the situation and consistent with any procedures we have established with Customer for the Customer’s account. FATHOM will respond to your support requests made via ticket or telephone within the following time frames during normal business hours:

Severity Level	Example	Response Time
Emergency: Site, switch, or server down	You cannot access your server or site from the public Internet.	Within 15 minutes
Urgent: Site or server functioning improperly or at less than optimal performance	Your site or server is accessible but in a reduced state (timeouts or slow response)	Within 1 hour
Standard: Non-critical; site or server is functioning normally, but you require information or assistance on services, wish to schedule maintenance outages, or any other non-immediate tasks	Your site is functioning with acceptable parameters, but you require assistance on the software or have a help desk-type question	Within 4 hours

Response Time applies to the initial contact from FATHOM regarding the request and is not a guarantee for resolution.

3.3
Remedy. If FATHOM does not meet the Response Time guarantees stated, Customer will be eligible to receive a Service Credit as described below. This SLA states the sole and exclusive remedy for any failure by FATHOM to meet the Response Time guaranties.

4.0	Service Credit

4.1	Service Credit

Exhibit F
FATHOM Service Level Agreement

4.1.1
Software Service Level Objective. If FATHOM does not meet the SLO, by module for meter data/analytic tools, customer portal, and/or AMS, Customer will be eligible to receive the Service Credit described below.

MONTHLLY UPTIME PERCENTAGE	ELIGIBLE SERVICE CREDIT, FOR SAAS SERVICES FOR METER DATA/ANALYTIC TOOLS	ELIGIBLE SERVICE CREDIT, FOR SAAS SERVICES FOR CUSTOMER PORTAL	ELIGIBLE SERVICE CREDIT, FOR SAAS SERVICES FOR AMS
99.0% - < 99.7%	$0.055	$0.035	$0.155
95.0% - < 99.0%	$0.136	$0.0875	$0.386
< 95.0%	$0.273	$0.0175	$0.773
Service credits above are per Managed Account utilizing that given service for that given month. For those systems that may utilize different software, such as but not limited to the AMI system software, any service credit awarded will be based on the number of Managed Accounts specific to the impacted software.
Service credits will be issued at the rates described above beginning on January 1, 2019 provided that. Recurring Services Fees, including any applicable Inflation Adjusters, are being paid in full. The service credit rates and caps shall be subject to the same Inflation Adjuster described in Exhibit A, provided that the appropriate Recurring Services Fees and corresponding Inflation Adjusters(s) are being paid in full.

For avoidance of doubt, at no time are the fees associated with managed services, including but not limited to utility billing and customer care services, eligible for Service Credit as described in this SLA.

4.1.2
Support. If FATHOM does not meet the Response Time guarantees stated above, the Customer will be eligible to receive a Service Credit of the equivalent monthly recurring fee per event for the affected software module, as described below.

	SAAS SERVICES FOR METER DATA/ANALYTIC TOOLS	SAAS SERVICES FOR CUSTOMER PORTAL	FOR SAAS SERVICES FOR AMS
Eligible Service Credit – Response Time	$0.027	$0.0175	$0.08
Service credits above are per Managed Account utilizing that given service for that given month. For those systems that may utilize different software, such as but not limited to the AMI system software, any service credit awarded will be based on the number of Managed Accounts specific to the impacted software.
Service credits will be issued at the rates described above beginning on January 1, 2019 provided that. Recurring Services Fees, including any applicable Inflation Adjusters, are being paid in full. The service credit rates and caps shall be subject to the same Inflation Adjuster described in Exhibit A, provided that the appropriate Recurring Services Fees and corresponding Inflation Adjusters(s) are being paid in full.

For avoidance of doubt, at no time are the fees associated with managed services, including but not limited to utility billing and customer care services, eligible for Service Credit as described in this SLA.

4.2	Limitations on Service Credit

Exhibit F
FATHOM Service Level Agreement

4.2.1
Cumulative Dollar Amount. Notwithstanding anything to the contrary, the maximum total credit for any calendar month, including all guaranties, shall not exceed 50% of Customer’s equivalent monthly recurring fee for the affected configuration for any given month. Credits that would be available but for this limitation will not be carried forward to future months.

4.2.2	Application of Service Credit. The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.

4.2.3
Customer Breach of Agreement. Customer is not eligible to receive a Service Credit if Customer is in breach of the Agreement (including payment obligations to FATHOM) at the time of the occurrence of the event giving rise to the Service Credit until the breach has been cured. In addition, Customer is not eligible to receive a Service Credit if the event giving rise to the credit would not have occurred but for Customer’s breach of the Agreement.

4.3	Service Credit Request

4.3.1	Customer must request a Service Credit in writing either via a support ticket or by postal mail no later than seven (7) days following the occurrence of the event giving rise to the Service Credit.

4.3.2	FATHOM will contact Customer within 30 days to approve or reject the claim or to request more information.

Exhibit G
FATHOM Operational Service Credits

Should FATHOM not meet certain SLOs as described in this Agreement, Customer shall receive service credits for those particular SLOs.
The service credits will be issued at the rates described below beginning on January 1, 2019.
The service credit rates and caps shall be subject to the same Inflation Adjuster described in Exhibit A, provided that the appropriate Recurring Services Fees and corresponding Inflation Adjusters(s) are being paid in full.

1)	Call Center SLO Service Credit If the Call Center SLO is not achieved for a given month, a service credit will be applied according to the schedule below:

Call Center Service Level Tier	Service Credit
69.999% - 65%	$0.071 per Managed Account for that given month
64.999% - 60%	$0.141 per Managed Account for that given month
<60%	$0.211 per Managed Account for that given month

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer. In no circumstances shall the service credit exceed $0.211 per Managed Account.

2)	On-Time Billing SLO Service Credit If the On-Time Billing SLO is not achieved for a given month, a service credit schedule will be applied according to the schedule below:

On-Time Billing Service Level Tier	Service Credit
98.999% - 95%	$0.086 per Managed Account for given month
94.999% - 90%	$0.175 per Managed Account for given month
<90%	$0.263 per Managed Account for given month

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer. In no circumstances shall the service credit exceed $0.263 per Managed Account

3)	Billing Accuracy Service Level Objective If the Billing Accuracy SLO is not achieved, a service credit will be applied according to the schedule provided below:

G-1

Exhibit G
FATHOM Operational Service Credits

Billing Accuracy Service Level Tier	Service Credit
99% - 95%	$0.086 per Managed Account for that given month
<95% - 90%	$0.175 per Managed Account for that given month
<90%	$0.263 per Managed Account for that given month

For clarity, a cancelled bill without an associated rebill does not contribute to as an inaccurate bill to the bill accuracy ratio unless there was no re-bill due to it falling outside the 90-day time limit for re-billing.
The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.  In no circumstances shall the service credit exceed $0.263 per Managed Account.

G-2

Exhibit H
FATHOM Service Joinder

Pursuant to, and in accordance with, the Amended and Restated Service Agreement dated ___________ by and among Global Water Management, LLC (“FATHOM”) and GLOBAL WATER, LLC, a Delaware limited liability company (“GW, LLC”) and other utility companies which may or may not currently party to the agreement, including any authorized amendments (the Service Agreement and any authorized amendments, collectively referred to as the “SERVICE AGREEMENT”), the signatory listed below hereby acknowledges and agrees, on behalf of itself and the entity identified below that the signatory represents in connection with this joinder (the “New Utility Company”) that: (a) it has received and reviewed a complete copy of the SERVICE AGREEMENT (including, without limitation, any authorized amendments) prior to its execution of this joinder; (b) it is an authorized representative of the New Utility Company and that it has the authority to bind the entity to this joinder and the SERVICE AGREEMENT; and (c) upon the signatory’s execution of this joinder, the New Utility Company agrees to become and shall become a party to the SERVICE AGREEMENT and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the SERVICE AGREEMENT as though an original party thereto.

New Utility Company: ____________________________________ a(n) __________ limited liability company by: Signature: Name: Its: Date:

H-1